UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 13, 2022
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 West Georgia Street, Suite 1830 Vancouver, British Columbia	V6E 2Y3
(Address of principal executive offices)	(Zip Code)
(604) 682-9775
Registrant’s telephone number, including area code
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2022, Uranium Energy Corp. (the “Company” or “UEC”) entered into an Arrangement Agreement (the “Arrangement Agreement”) with UEC 2022 Acquisition Corp. (“UEC Acquisition Co.”), a wholly owned subsidiary of the Company incorporated under the federal laws of Canada, and UEX Corporation (“UEX”) pursuant to which UEC, through UEC Acquisition Co., is to acquire all of the issued and outstanding common shares of UEX by way of statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act.

Under the terms of the Arrangement Agreement, each holder of the common shares of UEX (each, a “UEX Share”) will receive 0.0831 of one UEC share (each, a “UEC Share”) in exchange for each UEX Share. This share exchange ratio implies consideration of approximately C$0.43 per UEX Share and a premium of approximately 50% based on the closing price of UEX’s shares on the Toronto Stock Exchange (the “TSX”) on June 10, 2022.

At closing, existing UEC and UEX shareholders will own approximately 86.3% and 13.7%, respectively, of UEC based on current outstanding common shares.

UEX intends to call a meeting of shareholders to be held in August 2022 to seek shareholder approval for the Arrangement (the “UEX Meeting”). Completion of the Arrangement will require:

●	approval of at least 66 2/3% of the votes cast by UEX shareholders at the UEX Meeting, and

●
approval of a simple majority of the votes cast by UEX shareholders at the UEX Meeting, excluding votes from certain management shareholders, as required under the Canadian Securities Administrators Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.

Completion of the Arrangement is also subject to the receipt of court and stock exchange approvals, and other customary closing conditions for transactions of this nature, such as Investment Canada approval.

The Arrangement Agreement provides for, among other things, non-solicitation covenants, with “fiduciary out” provisions that allow UEX to consider and accept a superior proposal, subject to a “right to match period” in favour of UEC. The Arrangement Agreement also provides for a termination fee of US$8.25 million to be paid by UEX to UEC if the Arrangement Agreement is terminated in certain specified circumstances. In addition, under the Arrangement Agreement UEC has agreed to provide UEX with C$5 million funding by way of a private placement of UEX Shares at a price of C$0.43 per UEX Share (the “Private Placement”). Closing of the Private Placement is subject to the approval of the TSX.

The Arrangement has been unanimously approved by the Board of Directors of UEX. The directors and senior officers of UEX, holding in aggregate approximately 0.5% of the issued and outstanding UEX Shares (each, a “Consenting Shareholder”), have entered into voting support agreements with UEC and UEC Acquisition Co. (each, a “Lock-Up Agreement”), pursuant to which they have agreed to vote their shares in favour of the Arrangement at the UEX Meeting. TD Securities and Sprott Capital Partners have provided opinions to the UEX Board of Directors to the effect that, as of June 13, 2022, and based upon and subject to the assumptions, limitations and qualifications stated in such opinions, the consideration to be received by UEX shareholders pursuant to the Arrangement is fair, from a financial point of view, to such shareholders.

The Arrangement is expected to close in the third calendar quarter of 2022.

The foregoing descriptions of each of the Arrangement Agreement and the Lock-Up Agreement do not purport to be complete and are qualified in their entirety by each of the Arrangement Agreement and the form of Lock-Up Agreement Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Not applicable.

(b)	Pro forma Financial Information

Not applicable.

(c)	Shell Company Transaction

Not applicable.

(d)	Exhibits

Exhibit	Description
10.1*	Arrangement Agreement between Uranium Energy Corp., UEC 2022 Acquisition Corp. and UEX Corporation, dated June 13, 2022
10.2*	Form of Lock-up Agreement between Uranium Energy Corp., UEC 2022 Acquisition Corp. and certain Consenting Shareholders of UEX Corporation, dated June 13, 2022
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Note:
*	Portions of this exhibit have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: June 17, 2022.	By:	/s/ Pat Obara
Pat Obara, Secretary and
Chief Financial Officer